Exhibit 10.4

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:
August 3, 2012

LAKES ENTERTAINMENT ANNOUNCES PURCHASE OF
ROCKY GAP LODGE & GOLF RESORT

MINNEAPOLIS – August 3, 2012 – Lakes Entertainment, Inc. (“Lakes”) (NASDAQ:LACO) announced that Evitts Resort, LLC (“Evitts”), a wholly owned subsidiary of Lakes, closed on the purchase of the Rocky Gap Lodge & Golf Resort near Cumberland Maryland (“Rocky Gap”) today.  Rocky Gap is a AAA four-diamond resort which includes a 215-room hotel, convention center, spa, two restaurants and the only Jack Nicklaus signature golf course in Maryland.  The purchase price of approximately $6.8 million was paid at closing.  Contemporaneous with the closing, Evitts entered into a lease with the Maryland Department of Natural Resources for approximately 260 acres of real property on which Rocky Gap is situated (“Lease”).  The initial term of the lease is for 40 years.

Earlier this year, Evitts was awarded a video lottery operation license for Rocky Gap by the State of Maryland Video Lottery Facility Location Commission (“Commission”).  The Commission recently approved Evitts’ revised development plans  which include the renovation of the existing facilities to convert the approximately 20,000 square feet of existing convention and meeting space into a gaming facility that will feature a minimum of 500 video lottery terminals, a bar and a food outlet.  The total cost of the Rocky Gap acquisition and development project is expected to be between $25 million and $30 million.

Lakes Entertainment’s Chairman and Chief Executive Officer, Lyle Berman stated, “We are very pleased that the Commission approved our revised gaming facility plans and that we now own Rocky Gap.   We have the cash to finance the current development plans and we intend to start construction in November of this year, with an anticipated opening date for gaming in the second quarter of 2013.”

Tim Cope, President and Chief Financial Officer of Lakes, added, “We look forward to entering this market with a gaming product in this beautiful setting which already has such outstanding resort amenities.  We are excited to immediately take over the operation of the existing hotel, golf course, restaurants and spa which will remain open during development.”

More information on the existing resort can be found at www.rockygapresort.com

About Lakes Entertainment

Lakes Entertainment, Inc. currently has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC for their casino developments in Cincinnati and Cleveland, Ohio.  Lakes’ subsidiary Evitts Resort, LLC, has been awarded a video lottery operation license for the Rocky Gap Lodge & Golf Resort it owns near Cumberland, Maryland.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; adverse litigation results and the related costs; reliance on Lakes' management; and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

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